Eisner	Eisner LLP
Accountants and Advisors

100 Campus Drive
P.O. Box 944
Florham Park, NJ 07932-0944
Tel 973.593.7000 Fax 973.593.7070
www.eisnerllp.com
June 8, 2006

Mr. Michael S. Wasik
Chief Executive Officer
RoomLinX Inc.
2150 W. 6th Ave
Unit D
Broomfield, CO 80020

Dear Mr. Wasik:

We hereby resign as the principal accountants for RoomLinX Inc. effective immediately.

Very truly yours

Eisner LLP